Exhibit (d)(3)

Confidential & Privileged

CONFIDENTIAL DISCLOSURE AGREEMENT

BETWEEN

SUN PHARMACEUTICAL INDUSTRIES LTD.

AND

CONCERT PHARMACEUTICALS, INC.

Confidential & Privileged

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (the “Agreement”) is entered into as of the latest dated signature below (the “Effective Date”) by and between Sun Pharmaceutical Industries Ltd., a company incorporated under the laws of India (CIN: L24230GJ1993PLC019050) having its registered office at SPARC, Tandalja, Baroda – 390 012, Gujarat, India and its corporate office at Sun House, 201 B/1, Western Express Highway, Goregaon (E), Mumbai – 400063, India and Concert Pharmaceuticals, Inc., a company incorporated under the laws of State of Delaware, USA, having its corporate office at 65 Hayden Avenue, Suite 3000N, Lexington, Massachusetts USA 02421 (“Concert”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are interested in evaluating and discussing a possible business relationship between them relating to Concert’s proprietary CTP-543 program and any other program in Concert’s pipeline (the “Purpose”);

WHEREAS, in the course of discussions regarding the Purpose, the Parties may provide each other access to its Confidential Information (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Definitions

1.1.    “Affiliate” means any Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with any other Person.

1.2.    “Confidential Information” means and includes (a) existence of this Agreement; (b) the fact that discussion/negotiation is taking place or have taken place between the Parties concerning the Purpose;; and (c) all information disclosed by or on behalf of a Party to the other Party (including without limitation written oral, visual or electronic disclosures, or samples of ingredients, products or equipment) that relates to such Party’s (or its Affiliates’) research, financial information, procurement or manufacturing requirements, development or business activities and programs, or intellectual property, or any information concerning such Party’s (or it Affiliates’) personnel and clients, including but not limited to clinical and non-clinical data, processes, equipment, business plans, product samples and specifications, know-how, technical and non-technical materials. All Confidential Information in tangible form shall be marked confidential and any information disclosed orally or in any other intangible form by a Party shall be treated as Confidential Information only after it is summarized in writing within fifteen (15) days from such disclosure by such Party and provided to the other Party.

1.3.    “Control” means (a) the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of (i) the ownership interests in a Person or (ii) the outstanding voting rights in a Person or (b) the power to otherwise direct the business activities of a Person.

1.4.    “Disclosing Party” means the Party that discloses Confidential Information to the other Party.

Confidential & Privileged

1.5.    “Permitted Recipients” means, with respect to a Party, its Affiliates, and its and their directors, officers, employees, agents, financial institutions and/or third-party consultants (including without limitation legal, financial and accounting advisors) and/or contractors.

1.6.    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association or other legal entity.

1.7.    “Receiving Party” means the Party who receives Confidential Information from the other Party.

2.	Treatment of Confidential Information

2.1.    Each Party shall treat the Confidential Information of the other Party as confidential and shall safeguard such Confidential Information with the same degree of care with which it holds its own confidential information.

2.2.    The Receiving Party shall not, without the prior written consent of the Disclosing Party, (i) disclose to any third party any of the Disclosing Party’s Confidential Information, or (ii) use such Confidential Information for any purpose other than in connection with the Purpose.

2.3.    The Receiving Party may disclose the Confidential Information to its Permitted Recipients who reasonably need to know such Confidential Information in order to evaluate the Purpose, provided such Permitted Recipients are bound by obligations of confidentiality at least as restrictive as those contained herein. The Receiving Party shall be liable for all the acts and omissions of its Permitted Recipients under this Agreement.

3.	Exceptions

3.1.    The Receiving Party’s obligations under this Agreement regarding the Disclosing Party’s Confidential Information shall not apply to the extent that the Confidential Information:

(a)	was in the possession of the Receiving Party or any of its Affiliates prior to the time of disclosure as can be reasonably demonstrated by the Receiving Party;

(b)	was or subsequently becomes public knowledge through no fault of the Receiving Party, or any of its Affiliates;

(c)	is obtained from a third party who, to the best of Receiving Party’s knowledge, is under no obligations of confidentiality with respect to such Confidential Information;

(d)	is independently developed by or for the Receiving Party or any of its Affiliates without violating the terms of this Agreement as can be reasonably demonstrated by the Receiving Party.

3.2.    If the Receiving Party or a Permitted Recipient is requested to disclose the Confidential Information of the Disclosing Party (a) in connection with a legal, regulatory or administrative proceeding or otherwise to comply with a requirement under the law or (b) pursuant to an audit or examination by a regulator, bank examiner or self-regulatory organization,

Confidential & Privileged

the Receiving Party shall, to the extent legally permissible, give the Disclosing Party notice of such request so that the Disclosing Party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement.

4.	Term

4.1.    This Agreement shall commence on the Effective Date and shall be valid for a period of two (2) years unless terminated earlier by either Party by giving thirty (30) days prior written notice to the other Party. Notwithstanding the foregoing, all obligations of confidentiality hereunder of the Receiving Party shall survive for a period of three (3) years from the Effective Date of this Agreement.

5.	Ownership & Return

5.1.    All Confidential Information disclosed by Disclosing Party to Receiving Party or any of its Permitted Recipients shall be and shall remain the property of the Disclosing Party.

5.2.    Upon the written request of the Disclosing Party, the Receiving Party shall, make commercially reasonable efforts to promptly return (or destroy, at the option and cost of the Disclosing Party) any Confidential Information of Disclosing Party in its possession. Notwithstanding the foregoing, the Receiving Party and its Permitted Recipients (i) may retain copies of the Disclosing Party’s Confidential Information for archival purpose and in order to comply with its obligations hereunder, and (ii) shall not be required to destroy any computer files to the extent such destruction is not reasonably practical or to the extent it is created by automatic system back up.

6.	General Provisions

6.1.    Each Party represents and warrants to the other Party that it has the right to enter into this Agreement and disclose its Confidential Information to the other Party, and that it is not under any obligation to any third party that would prevent it from entering into this Agreement.

6.2.    Neither this Agreement, nor either Party’s performance under it, will (a) obligate either Party to enter into any other agreement or undertaking of any nature whatsoever with the other Party; or (b) prohibit either Party from entering into any other agreement with any other party, if doing so will not violate such Party’s obligations hereunder.

6.3.    Neither Party shall assign its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights hereunder to its Affiliates or to the successor of all or substantially all of the business to which this Agreement pertains (whether by sale, merger, acquisition, operation of law or otherwise) without the consent of the other Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of its successors and permitted assigns. Any assignment or transfer not in accordance with this Agreement shall be null and void.

6.4.    This Agreement shall be governed by and construed in accordance with the laws of State of New York, USA and the courts in New York, USA shall have exclusive jurisdiction.

Confidential & Privileged

6.5.    All notices given hereunder shall be in writing and shall be sent to the Parties hereto at the addresses set forth above or to such other address as a Party may provide.

6.6.    If any term of this Agreement or the application thereof shall be deemed invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term of this Agreement shall be valid and enforced to the fullest extent permitted by law.

6.7.    This Agreement constitutes the entire agreement between the Parties and supersedes all written or oral prior agreements or understandings with respect to the subject matter hereof. No variation or modification of the terms and provisions of this Agreement shall be valid unless they are provided in writing and signed by authorized representatives of the Parties hereto.

6.8.    The Parties are independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties.

6.9.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party acknowledges that an original signature, a copy thereof transmitted by facsimile or by pdf, or an electronic signature shall constitute an original signature for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Confidential & Privileged

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

CONCERT PHARMACEUTICALS, INC.

By:	/s/ Nancy Stuart
Name: Nancy Stuart
Title: Chief Operating Officer

Date:	Jul 12, 2022

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Dr. Atul Raut
Name: Dr. Atul Raut
Title: Vice President - Global Branded Business Development

Date:	Jul 12, 2022